As filed with the Securities and Exchange Commission on October 31, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Prudential Public Limited Company

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 Arthur Street

London EC4R 9AQ, England

(Address, including Zip Code, of Principal Executive Offices)

The Prudential Long Term Incentive Plan

(Full title of the plan)

Jackson National Life Insurance Company

1 Corporate Way

Lansing, Michigan 48951

Attention: General Counsel

(517) 381-5500

(Name, address and telephone number, including area code, of agent for service)

with copies to:

Christopher M. Bartoli

Baker & McKenzie LLP

300 East Randolph Street, Suite 5000

Chicago, Illinois 60601

(312) 861-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary Shares	10,000,000	$19.14	$191,400,000	$23,197.68

(1)

This Registration Statement registers ordinary shares, 5 pence par value each (the “Ordinary Shares”), of Prudential Public Limited Company that may be granted pursuant to The Prudential Long Term Incentive Plan (the “Plan”). A portion of the Ordinary Shares may be represented by American Depositary Shares (the “ADSs”). ADSs evidenced by American Depositary Receipts issuable upon deposit of Ordinary Shares have been registered under two separate registration statements on Form F-6 (File No. 333-12168 and File No. 333-149727). Each ADS represents two Ordinary Shares.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminable number of additional securities as may be offered or issued as a result of the anti-dilution provisions of the Plan.

(3)

Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low reported prices of ADSs as reported on the New York Stock Exchange on October 26, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 of Prudential Public Limited Company (the “Registrant”) is being filed pursuant to General Instruction E of Form S-8 in connection with the registration of an additional 10,000,000 shares of the Registrant’s ordinary shares, 5 pence par value each (the “Ordinary Shares”), that may be issued pursuant to The Prudential Long Term Incentive Plan (the “Plan”). The contents of (i) the Registration Statement on Form S-8 (file no. 333-213731) filed with the Securities and Exchange Commission (the “Commission”) on September 21, 2016, under which 15,000,000 Ordinary Shares were registered for issuance under the Plan, and (ii) the Registration Statement on Form S-8 (file no. 333-192810) filed with the Commission on December 13, 2013, under which 20,000,000 Ordinary Shares were registered for issuance under the Plan, are expressly incorporated herein by reference, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or furnished with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(a)

The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed by the Registrant with the Commission on March 22, 2018, as amended by the Registrant’s Amendment No. 1 to Form 20-F, filed by the Registrant with the Commission on March 28, 2018;

(b)

The Registrant’s report on Form 6-K furnished by the Registrant to the Commission on August 8, 2018, which includes the Registrant’s unaudited condensed consolidated interim financial statements as of June 30, 2018;

(c)

The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in the Registrant’s Registration Statement on Form 8-A, filed by the Registrant with the Commission on June 22, 2000, including any amendment or report filed for the purpose of updating such description; and

(d)

All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act (except that any portions thereof which are furnished and not filed shall not be deemed incorporated) since the end of the fiscal year covered by the Form 20-F referred to in (a) above.

In addition, all of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports. To the extent designated therein, any reports on Form 6-K furnished to the Commission shall be deemed to be incorporated by reference in this Registration Statement from the date that such reports are furnished to the Commission.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Article 194 of the Registrant’s articles of association provides:

“The Company may indemnify any director, officer or employee of the Company or of any associated company against any liability and may purchase and maintain for any director, officer or employee of the Company or of any associated company insurance against any liability. No director of the Company or of any associated company shall be accountable to the Company or the members for any benefit provided pursuant to this Article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.”

Article 149 of the Registrant’s articles of association provides:

“Without prejudice to the provisions of Article 194, the board may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

(a)

a director, officer, or employee of the Company, or any body which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

(b)	a trustee of any pension fund in which employees of the Company or any other body referred to in Article 149(a) is or has been interested,

including without limitation insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, powers or offices in relation to the relevant body or fund.”

Sections 232 to 236 of the Companies Act 2006 provide as follows:

“232. Provisions protecting directors from liability

(1)

Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)	section 233 (provision of insurance),

(b)	section 234 (qualifying third party indemnity provision), or

(c)	section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a)	any liability of the director to pay—

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director—

(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are the final decision in the proceedings.

(5)	For this purpose—

(a)	a conviction, judgment or refusal of relief becomes final—

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)

The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to a qualifying pension scheme indemnity provision.

(2)

Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a)	any liability of the director to pay—

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)	For this purpose—

(a)	a conviction becomes final—

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c 12) that is established under a trust.

236. Qualifying indemnity provision to be disclosed in a directors’ report

(1)	This section requires disclosure in the directors’ report of—

(a)	qualifying third party indemnity provision, and

(b)	qualifying pension scheme indemnity provision.

Such provision is referred to in this section as “qualifying indemnity provision”.

(2)

If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3)

If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4)

If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5)

If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force”.

Section 1157 of the Companies Act 2006 provides as follows:

“1157. Power of court to grant relief in certain cases:

(1)	If in proceedings for negligence, default, breach of duty or breach of trust against—

(a)	an officer of a company, or

(b)	a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default breach of duty or breach of trust—

(a)	he may apply to the court for relief, and

(b)

the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)

Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper”.

The Registrant has arranged appropriate insurance coverage in respect of legal action against directors and senior managers of the Registrant and its consolidated subsidiaries. The Registrant also provides protections for its and its consolidated subsidiaries’ directors and certain senior managers against personal financial exposure they may incur in their capacity as such. These include qualifying third party indemnity provisions for the benefit of directors of the Registrant and other such persons, including, where applicable, in their capacity as directors of the Registrant’s consolidated subsidiaries.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	Memorandum and Articles of Association of Prudential Public Limited Company (incorporated by reference to the Registrant’s report on Form 6-K furnished by the Registrant to the Commission on May 18, 2018).

4.2	The Prudential Long Term Incentive Plan (as amended June 27, 2017 and June 26, 2018) (filed herewith).

5.1	Opinion of Alan Porter, the Registrant’s Group General Counsel and Company Secretary, as to the legality of issuance of the Ordinary Shares offered hereby (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Alan Porter, the Registrant’s Group General Counsel and Company Secretary (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lansing, State of Michigan, on this 31st day of October, 2018.

PRUDENTIAL PUBLIC LIMITED COMPANY

By:	/s/ Michael Andrew Wells
Michael Andrew Wells Title: Group Chief Executive

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant do hereby severally constitute and appoint Alan Porter, our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement of the Registrant on Form S-8, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the indicated capacities on the 31st day of October, 2018.

Name	Title

/s/ Paul Victor Falzon Sant Manduca
Paul Victor Falzon Sant Manduca	Chairman

/s/ Michael Andrew Wells
Michael Andrew Wells	Group Chief Executive and Member of the Board

/s/ Mark Thomas FitzPatrick CA
Mark Thomas FitzPatrick CA	Chief Financial Officer and Member of the Board

/s/ Sir Howard John Davies
Sir Howard John Davies	Member of the Board

/s/ John William Foley
John William Foley	Member of the Board

/s/ David John Alexander Law ACA
David John Alexander Law ACA	Member of the Board

/s/ Kaikhushru Shiavax Nargolwala FCA
Kaikhushru Shiavax Nargolwala FCA	Member of the Board

/s/ Nicolaos Andreas Nicandrou ACA
Nicolaos Andreas Nicandrou ACA	Member of the Board

/s/ Anthony John Liddell Nightingale CMG SBS JP
Anthony John Liddell Nightingale CMG SBS JP	Member of the Board

/s/ Philip John Remnant CBE FCA
Philip John Remnant CBE FCA	Member of the Board

/s/ Alice Davey Schroeder
Alice Davey Schroeder	Member of the Board

/s/ Stuart James Turner FCA
Stuart James Turner FCA	Member of the Board

/s/ Jonathan Adair Lord Turner FRS
Jonathan Adair Lord Turner FRS	Member of the Board

/s/ Thomas Ros Watjen
Thomas Ros Watjen	Member of the Board

/s/ Jane Fields Wicker-Miurin OBE
Jane Fields Wicker-Miurin OBE	Member of the Board

/s/ Barry Lee Stowe
Barry Lee Stowe	Member of the Board and Authorized U.S. Representative